Exhibit 4.2
NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

No. A-1	$350,000
Dated: June 8, 2007, as amended and restated as of July 12, 2007
ACE*COMM CORPORATION
AMENDED AND RESTATED
SERIES A SENIOR SECURED CONVERTIBLE NOTE DUE
June 8, 2010
     THIS NOTE is one of a series of duly authorized and issued senior secured promissory notes of ACE*COMM CORPORATION, a Maryland corporation (the “Company”), designated as its Series A Senior Secured Convertible Notes due June 8, 2010, in the aggregate principal amount of $4,200,000 (collectively, the “Notes”).
     FOR VALUE RECEIVED, the Company promises to pay to the order of Hale Fund Management, LLC or its registered assigns (the “Holder”), the principal sum of Three Hundred Fifty Thousand Dollars $350,000, on June 8, 2010 (the “Maturity Date”), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. In addition, the Company shall pay to the order of the Holder interest on any principal or interest payable hereunder that is not paid in full when due, whether at the time of any stated interest payment date or maturity or by prepayment, acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to the Prime Rate as of such due date plus 7% (but in no event in excess of the maximum rate permitted under applicable law) (the “Default Rate”).
     Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

     Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 13 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 13.
     The Holder is entitled to the benefits of the Security Agreements and the Guaranty.
     This Note amends and restates in its entirety that certain Series A Senior Secured Convertible Note Due June 8, 2010 numbered A-1 made by the Company, without constituting a novation thereof.
     1. Definitions. In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of June 4, 2007, among the Company and the Purchasers identified therein (the “Purchase Agreement”), and (b) the following terms have the meanings indicated:
     “Account(s)” means all accounts receivable of the Company and its Subsidiaries on a consolidated basis.
     “Account Debtor” means any Person who is or may become obligated under or on account of an Account.
     “Available Cash” means cash of the Company in deposit accounts maintained by the Company that may be withdrawn by the Company at any time without restriction (other than any restrictions imposed by the Security Agreements or a Control Agreement, if applicable).
     “Conversion Date” means the date a Conversion Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) together with a Conversion Schedule pursuant to Section 6(a).
     “Conversion Notice” means a written notice in the form attached hereto as Schedule 1.
     “Conversion Price” .means $0.80, subject to adjustment from time to time pursuant to Section 11.
     “Current Market Price” means, on any calculation date, the arithmetic average of the VWAPs for each of the 20 consecutive Trading Days immediately preceding the applicable date.
     “Daily Trading Volume” means on any given Trading Day the total volume of Common Stock traded on an Eligible Market as reported by Bloomberg L.P.

     “Eligible Account(s)” means an Account arising in the ordinary course of the Company’s and the Subsidiaries’ business from the sale of goods or rendition of services; provided, however, that no Account shall be an Eligible Account if: (i) it arises out of a sale made by the Company or a Subsidiary to a Subsidiary or an Affiliate of the Company or to a Person controlled by an Affiliate of the Company; or (ii) it is due or unpaid more than (A) if the Account Debtor is a U.S. Agency, 120 days after the original invoice date, (B) if the Account Debtor is a U.S. Customer but not a U.S. Agency, 90 days after the original invoice date or (C) if the Account Debtor is not a U.S. Customer, 120 days after the original invoice date; or (iii) fifty percent (50%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or (iv) the Account Debtor is also the Company’s or a Subsidiary’s creditor (other than a creditor solely as a result of having made progress payments to the Company or a Subsidiary) or supplier, or has disputed liability with respect to such Account, or has made any claim with respect to any other Account due from such Account Debtor to the Company or a Subsidiary, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor, to the extent of any offset, dispute or claim; or (v) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or (vi) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (vii) Agent believes, in its reasonable judgment, that collection of such Account is insecure or that payment thereof is doubtful or will be delayed beyond the time periods set forth in clause (ii) above by reason of the Account Debtor’s financial condition; or (viii) the Account Debtor is a U.S. Agency, and the Company or the applicable Subsidiary fails to assign its right to payment of such Account to Agent, pursuant to Section 3(i) hereof, so as to comply with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 203 et seq.); or (ix) the Account Debtor is located in either the State of New Jersey or the State of Minnesota, unless the Company or the applicable Subsidiary has filed a Notice of Business Activities Report with the appropriate officials in those states for the then current year; or (x) the Account is subject to a Lien other than the Liens of the Transaction Documents; or (xi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or (xii) the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Agent, in its reasonable discretion, to the extent such Account exceeds such limit; or (xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or (xiv) the Company or the applicable Subsidiary has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account to the extent of such discount; or (xv) the Company or the applicable Subsidiary has made an agreement with the Account Debtor to extend the time of payment thereof and such extension exceeds the limitations set forth in (ii) above.

     “Eligible Inventory” means Inventory of the Company (other than packaging materials and supplies) which Agent, in the exercise of its reasonable credit judgment, deems to be Eligible Inventory (less Inventory Reserves). Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in Agent’s reasonable opinion, it (i) is raw materials, work-in-process (including labor) or finished goods; (ii) is in good, new and saleable condition, (iii) is not obsolete or unmerchantable, (iv) meets all standards imposed by any governmental agency or authority, (v) is at all times subject to Agent’s duly perfected, first priority security interest and no other Lien and (vi) is not in transit.
     “Equity Conditions” means, with respect to Common Stock issuable pursuant to the Transaction Documents (including, without limitation, upon conversion or exercise in full of the Notes and Warrants), that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holder and may be sold by the Holder pursuant to an effective Registration Statement covering the Underlying Shares or all such shares may be sold without volume restrictions pursuant to Rule 144 under the Securities Act or are eligible for sale under Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 6(c) hereof or the rules or regulations of any Trading Market; (v) no Event of Default nor any event or circumstance that with the passage of time and without being cured would constitute an Event of Default has occurred and not been cured or waived in writing by the Holder; (vi) neither the Company nor any Subsidiary is in default or has breached any material obligation under any Transaction Document which has not been cured or waived in writing by the Holder; (vii) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated or consented to by the Majority Holders; and (viii) the Company has confirmed to Holder that Holder is not then in possession of what the Company believes could be deemed material, non-public information.
     “Event Equity Value” means the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Company does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Company disputes in good faith the occurrence of the event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be 125% of the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

     “Factor” means 1.25, increased by 0.25 for each Interest Rate Adjustment Event occurring after the original issue of this Note. The Factor shall be reset to 1.25 (subject to adjustment again) if the Interest Rate is increased pursuant to Section 2(a) herein.
     “Interest Rate” has the meaning set forth in Section 2(a) herein.
     “Interest Rate Adjustment Event” means any Interest Payment Date on which the Current Market Price exceeds the product of the Conversion Price and the Factor.
     “Inventory” means all of the Company’s inventory, whether now owned or hereafter acquired by the Company, including, but not limited to, all goods intended for sale or lease by the Company, or for display or demonstration; all work in process (including labor); all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or Borrower’s business; and all documents evidencing and general intangibles relating to any of the foregoing whether now owned or hereafter acquired by the Company.
     “Inventory Reserve” means at any time an amount equal to the aggregate sum of progress payments which have been made to the Company by any U.S. Agency, for the purpose of acquiring Inventory by the Company or a Subsidiary in connection with the performance of its contractual obligations with such U.S. Agency.
     “Major Asset Sale” means any sale, disposition or other transfer of any assets or property of the Company, in a single transaction or series of related transactions, with a value equal to or greater than $100,000. For the avoidance of doubt, sales of products and services to customers in the ordinary course of the Company’s business, consistent with past practice, shall not constitute a Major Asset Sale.
     “Majority Holders” means Holders of a majority of the outstanding principal amount of all Notes.
     “Original Issue Date” means June 8, 2007, regardless of the number of transfers of any particular Note and regardless of the number of New Notes that may be issued in respect of such transfers.
     “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time.

     “Triggering Event” means any of the following events: (a) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of ten (10) or more Trading Days (which need not be consecutive Trading Days) in any 180 Trading Day period; (b) the exercise or conversion rights of the Holders pursuant to any Transaction Document are suspended for any reason other than pursuant to Section 6(c) of the Notes and Section 11 of the Warrants; (c) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Notes and Warrants or fails to have full authority, including under all laws, rules and regulations of any Trading Market, to issue such Underlying Shares (other than stockholder approval); (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; (e) after the effectiveness of the Registration Statement, the Equity Conditions fail to be satisfied for ten (10) or more Trading Days (which need not be consecutive Trading Days) in any 180 Trading Day period; (f) the Company or any Subsidiary fails to make any cash payment required under any Transaction Document to which it is a party and such failure is not cured within five days after notice of such default is first given to the Company by a Holder; (g) the Company or any Subsidiary defaults in the timely performance of any other material obligation under any Transaction Document to which it is a party and such default continues uncured for a period of fifteen days after the date on which notice of such default is first given to the Company by a Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within fifteen days); (h) the Company or any Subsidiary (i) breaches any of its representations and warranties under any Transaction Document to which it is a party that is qualified by materiality, (ii) breaches in any material respect any of its representations and warranties under any Transaction Document to which it is a party that is not qualified by materiality or (iii) breaches in any material respect any of its obligations under any Transaction Document to which it is a party, which breach of obligation has not been cured or waived in writing by the Holder; or (i) any change, event or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect.
     “U.S. Agency” means the United State of America or any department, agency or instrumentality thereof.
     “U.S. Customer” means an Account Debtor that is organized under the laws of a United States state and the principal place of business of which and location from which the Accounts thereof were generated, is located in the United States.

     2. Principal and Interest.
     (a) The Company shall pay interest to the Holder on the then outstanding principal amount of this Note at a rate of 11.25% per annum, as the same may be adjusted from time to time pursuant to the terms hereof (the “Interest Rate”). The Interest Rate shall be reduced from time to time by 100 basis points (1.0%) for each Interest Rate Adjustment Event (if any), as of the date of that Interest Rate Adjustment Event, but in no event below zero, provided that the Equity Conditions are satisfied on, and at all times during the sixty day period preceding, the applicable Interest Payment Date. The Interest Rate reductions shall be reversed if the Current Market Price at any time after a reduction in the Interest Rate is less than the product of the Conversion Price multiplied by the Factor. Interest shall be payable monthly in arrears (each, a “Monthly Interest Payment”) in cash on the last day of each month, except if such date is not a Trading Day in which case such interest shall be payable on the next succeeding Trading Day (each, an “Interest Payment Date”); provided, that the Company may elect to pay any Monthly Interest Payment by issuing shares of Common Stock if (i) the Company would be permitted on such Interest Payment Date to pay a Monthly Installment by issuing shares of Common Stock without exceeding the Monthly Installment Volume Limitation and (ii) the Company confirms to the Holder in writing concurrently with such issuance that the Company does not believe that the Holder, or any employee, officer, director, agent or representative of the Holder, has been provided any material non-public information relating to the Company by the Company or any Subsidiary, or any of their respective employees, officers, directors, agents or representatives (provided, further, that the Company shall notify the Holder in writing within three (3) Trading Days prior to such Interest Payment Date if the Company is not able to make such confirmation, and in such event the Holder shall have the option, exercisable by written notice to the Company on or prior to such Interest Payment Date, to either (A) defer the due date of such Monthly Interest Payment and any unpaid previously deferred Monthly Interest Payments (except to the extent elected to be paid in Common Stock pursuant to clause (B) below) to the next succeeding Interest Payment Date (each such deferred Monthly Interest Payment, a “Deferred Monthly Interest Payment”) or (B) receive such Monthly Interest Payment and/or any prior unpaid Deferred Monthly Interest Payments (as indicated in such notice) by issuance of shares of Common Stock; if the Holder does not deliver such written notice, then such Monthly Interest Payment shall be a Deferred Monthly Interest Payment unless the Company pays it in cash when due). On each Interest Payment Date, all unpaid Deferred Monthly Interest Payments shall be due and payable unless deferred to the next succeeding Interest Payment Date in accordance with the preceding sentence. The first Interest Payment Date shall be June 30, 2007. Subject to the limitations set forth in Section 6(c) below, the Holder may, upon written notice to the Company not less than 10 Trading Days prior to an Interest Payment Date, require the Company to pay such interest payable on such Interest Payment Date in shares of Common Stock in accordance with Section 2(d) below. During the pendancy of any Event of Default , the Interest Rate shall equal the Default Rate.
     (b) The Company shall pay the principal balance of this Note to the Holder in eighteen (18) equal monthly installments (each, a “Monthly Installment”) commencing on December 30, 2008 (or such later date as the Holder may, in its sole discretion, determine by written notice to the Company) and continuing each month thereafter on the last day of each month, except if such date is not a Trading Day in which case such Monthly Installment shall be payable on the next succeeding Trading Day (each, a “Principal Payment Date”), until the outstanding principal balance of this Note has been paid in full, provided, however, that, in the event that the Company is not permitted pursuant to Section 2(c) below to pay such Monthly Installment by issuing shares of Common Stock because of the Monthly Installment Volume Limitation (but would otherwise be entitled pursuant to Section 2(c) below to do so), the Company may elect, by written notice to the Holder (a “Deferral Notice”), to pay by issuance of Common Stock the portion of such Monthly Installment that may be paid without exceeding the Monthly Installment Volume Limitation and, in respect of up to four (4) Monthly Installments in any calendar year, to defer payment of the balance of such Monthly Installment until the next Principal Payment Date (a “Deferred Monthly Installment”); provided, further, that (i) if the Holder elects by written notice to the Company within five (5) Business Days after receipt of a Deferral Notice to accept payment of all or part of such Monthly Installment by issuance of Common Stock notwithstanding the Monthly Installment Volume Limitation, the Company shall pay all or such indicated portion of such Monthly Installment by issuance of Common Stock, and (ii) until any outstanding Deferred Monthly Installments have been paid in full, interest shall continue to accrue on such Deferred Monthly Installment at the Interest Rate (or Default Rate, if applicable), and any payment (in cash or Common Stock) on this Note shall be applied first to the repayment of the interest portion of all unpaid Deferred Monthly Installments, in the order such Deferred Monthly Installments were deferred, and then to the repayment of the principal portion of all unpaid Deferred Monthly Installments, in the order such Deferred Monthly Installments were deferred, before application to other amounts owing under this Note. If the Holder elects to convert any portion of the principal amount of this Note, that amount shall be applied as a credit to the next succeeding Monthly Installment or Monthly Installments, as applicable or such other Monthly Installment(s) as specified by the Holder.

     (c) Unless the Holder otherwise consents in writing, and subject to the limitations set forth in Section 6(c) below, the Company shall pay each Monthly Installment by issuing shares of Common Stock if (i) all of the Equity Conditions are satisfied on and at all times during the ten (10) days preceding the applicable Principal Payment Date (or the Holder otherwise waives in writing the Equity Conditions), and (ii) the arithmetic average of the VWAP for each of the 20 consecutive Trading Days prior to such Principal Payment Date is greater than 110% of the Conversion Price then in effect; provided, however, that, unless and to the extent waived by the Holder, the aggregate number of shares of Common Stock issuable by the Company to the Holder as payment in respect of such Monthly Installment, together with any shares of Common Stock then issuable as payment in respect of a Monthly Interest Payment (not including any unpaid Deferred Monthly Interest Payment), shall not exceed 100% of the arithmetic average of the Daily Trading Volume for each of the 20 consecutive Trading Days preceding such Principal Payment Date (the “Monthly Installment Volume Limitation”). Any Monthly Installment or any portion thereof that is not required or permitted to be paid in Common Stock pursuant to this Section 2(c) shall be paid by the Company in cash on the applicable Principal Payment Date. In the event that the Company pays a Monthly Installment (or any portion thereof) in cash, then the amount payable to the Holder shall equal 102% of the Monthly Installment. Any payment of a Monthly Installment plus accrued interest in whole or in part in shares of Common Stock shall effectively be treated as a partial conversion of that portion of the principal amount of this Note or accrued interest, with a credit applied against such Monthly Installment or accrued interest.
     (d) In the event that the Company pays a Monthly Installment (or any portion thereof) in shares of Common Stock or the Holder elects to have interest paid in shares of Common Stock, the number of shares of Common Stock to be issued to the Holder as payment for such interest or Monthly Installment (or any portion thereof) shall be (i) with respect to interest, determined by dividing the aggregate amount of interest payable to the Holder by the Market Price (as defined below) as of the applicable Interest Payment Date, and rounding up to the nearest whole share, (ii) with respect to a Monthly Installment, determined by dividing the Monthly Installment (or any portion thereof) by the Conversion Price (as adjusted in accordance herewith) and rounding up to the nearest whole share, and (iii) paid to the Holder in accordance with Section 2(e) below. The term “Market Price” shall mean 93% of the arithmetic average of the VWAP for each of the 20 consecutive Trading Days prior to the applicable Principal Payment Date (not including such date).
     (e) In the event that any interest or a Monthly Installment (or any portion thereof) is paid in Common Stock, the Company shall on such Interest Payment Date or Principal Payment Date, as applicable, (i) issue (or cause to be issued) and deliver (or cause to be delivered) to the Holder a certificate, bearing the restrictive legends set forth herein, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) at all times after (x) the Company is eligible to deliver its Common Stock electronically through The Depository Trust Company (the “DTC”) in connection with a resale by the Holder of such shares pursuant to the Registration Statement and (y) the Holder has notified the Company that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with the DTC through its Deposit Withdrawal Agent Commission System.

     (f) Notwithstanding the foregoing, the Holder may elect to defer (i) any Monthly Installment prior to its Principal Payment Date and/or (ii) any interest payment prior to its Interest Payment Date. If the Holder elects to defer a Monthly Installment and/or an interest payment, the Company shall pay such deferred Monthly Installment and/or interest payment (together with all other amounts that may be due and payable by the Company) on the Maturity Date or such earlier date as the Holder may otherwise elect in writing (but not prior to the Principal Payment Date or, if applicable, the Interest Payment Date, when it was otherwise due). If the Holder elects to defer a Monthly Installment and/or an interest payment, no interest shall accrue on any such deferred amounts.
     (g) This Note may not be prepaid in whole or in part absent the consent of the Majority Holders.
     3. Ranking and Covenants.
     (a) Except as permitted in Section 4.10(a) of the Purchase Agreement, (i) no Indebtedness of the Company is senior to or on a parity with this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, and (ii) the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.
     (b) So long as any Notes are outstanding, neither the Company nor any Subsidiary shall, directly or indirectly, (i) redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition of its capital stock (other than pursuant to the Company’s stock option plan or similar employee incentive plan as described in Section 3.1(g) of the Purchase Agreement) or (ii) issue any Floating Price Security (as defined in Section 11(d)(ii)).
     (c) If, at any time while any Note is outstanding, the Company or any Subsidiary (i) issues or incurs any Indebtedness for borrowed money, including, without limitation, Indebtedness evidenced by notes, bonds, debentures or other similar instruments, but excluding Indebtedness permitted in Section 4.10(a) of the Purchase Agreement, (ii) effects any Subsequent Placement (other than the issuance of Common Stock pursuant to the definition of Excluded Stock), or (iii) without prejudice to the rights of Holder pursuant to Section 4.13 of the Purchase Agreement or in respect of a Change of Control as set forth herein, effects any Major Asset Sale, the Company shall notify the Holder of such event and offer to repurchase an amount of this Note from the Holder having an aggregate price (as determined below) equal to the lesser of (A) the aggregate amount of such Indebtedness or Subsequent Placement or proceeds of such Major Asset Sale, and (B) the aggregate amount required to repurchase this entire Note pursuant to this Section 3(c). All Notes repurchased under this Section 3(c) shall be repurchased at a price equal to the outstanding principal amount of the Notes purchased, plus all accrued but unpaid interest thereon through the date of payment, and the closing of such repurchase shall occur promptly upon notice from the Holder of an exercise of rights hereunder.

     (d) The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) each Note (taking into account the adjustments set forth in Section 11 and subject to the limitations set forth in Section 6(c)), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.
     (e) The Company shall at all times when any Note is outstanding, maintain, as of the last day of each fiscal quarter, a Tangible Net Worth and an amount of Cash, not less than eighty percent (80%) of the projected levels of Tangible Net Worth and Cash, respectively, for such fiscal quarter as set forth on Schedule III. For the purposes hereof, “Tangible Net Worth” shall mean the sum of the following, determined in accordance with GAAP: capital, capital surplus and retained earning, less the sum of the value on the Company’s books of all intangible assets including but not limited to: goodwill, patents, franchises, trademarks, copyrights and the write-up in the book value of any assets resulting therefrom after acquisition. For the purposes hereof, “Cash” shall mean all cash and cash equivalents, as shown on the consolidated balance sheet of the Company prepared in accordance with GAAP and included in the then most recent SEC Report.
     (f) The Company shall at all times when any Note is outstanding, maintain, for each fiscal quarter, ending after the date hereof, gross revenues, determined in accordance with GAAP, of not less than $3,000,000 for such fiscal quarter.
     (g) The Company shall at all times when any Note is outstanding, maintain, as of the last day of each fiscal quarter, EBITDA of not less than the amount of EBITDA required for such fiscal quarter as set forth on Schedule III.
     (h) The Company shall at all times when any Note is outstanding cause the aggregate amount of Eligible Accounts, Eligible Inventory and Available Cash to have an aggregate value equal to not less than $4,200,000.
     (i) If any of the Accounts (i) exceeding $100,000 or (ii) if the Holder requests such notice or action, exceeding $25,000, arises out of a contract with a U.S. Agency, the Company shall promptly notify Agent thereof in writing and shall execute any instruments, send any notices and take any other action required, or requested by Agent, to comply with the provisions of the Federal Assignment of Claims Act.
     (j) The Company shall not, at all times when any Note is outstanding:
     (i) Accelerate any payments which are not currently due under any maintenance, license or any other agreement or contract with any customer;

     (ii) Enter into any maintenance agreement or maintenance contract with a term of greater than one (1) year, other than a maintenance agreement or maintenance contract providing for maintenance payments not less frequently than annually and pursuant to which such maintenance payments are pro rata over the term of the contract;
     (iii) Renew any maintenance, license or other agreement or contract that is not within three (3) months, for domestic contracts, and within four (4) months, for international contracts, of the expiration date for the license or services contained in such agreement;
     (iv) Renew or reinstate any maintenance, license or other agreement that has expired for an amount less than the annual amount of maintenance or other payable during the last period such agreement was in effect for items to be covered under the new maintenance contract.
     4. Registration of Notes. The Company shall register the Notes upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.
     5. Registration of Transfers and Exchanges. This Note and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Note and the Purchase Agreement. The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.
     6. Conversion.
     (a) At the Option of the Holder. All or any portion of this Note shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 6(c)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note to be converted, plus the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date. The Holder shall effect conversions under this Section 6(c) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 2 attached hereto (the “Conversion Schedule”). If the Holder is converting less than all of the principal amount of this Note, or if a conversion hereunder may not be effected in full due to the application of Section 6(c), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount (and accrued interest) which has not been converted.

     (b) At the Option of the Company. If at any time (i) the Market Price is 200% greater than the Conversion Price then in effect for at least sixty-five (65) consecutive Trading Days, and (ii) the Equity Conditions are satisfied for such sixty-five (65) consecutive Trading Day period and through the Conversion Date, then the Company may elect to require the Holders to convert a portion of the outstanding principal amount of this Note, up to its entirety, into Common Stock by delivering an irrevocable written notice of such election to the Holders. The amount of principal amount of this Note convertible as provided in the preceding sentence shall be limited to the amount that is convertible into a number of shares of Common Stock which, together with all other shares of Common Stock received upon conversion of all Notes in the 30-day period preceding the applicable Conversion Date, does not exceed the arithmetic average of the Daily Trading Volume for each of the 20 consecutive Trading Days preceding that Conversion Date. The tenth (10th) Trading Day after the delivery of such notice will be the “Conversion Date” for such required conversion. For purposes of example only, if the Conversion Price is $1.00, then the Market Price would need to be greater than $3.00 during the relevant period for the condition set forth Section 6(b)(i) to be satisfied.
     (c) Certain Conversion Restrictions.
     (i) Subject to Section 6(c)(ii), the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion), (the “Threshold Percentage”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
     (ii) Notwithstanding the provisions of Section 6(c)(i), the Holder shall have the right at any time and from time to time, to waive the provisions of this Section insofar as they relate to the Threshold Percentage or to increase its Threshold Percentage (but not in excess of 9.999% (or such lower percentage if Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.999%)) by written instrument delivered to the Company, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Notes.

     7. Mechanics of Conversion; Restrictive Legends.
     (a) Upon conversion of this Note, the Company shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its reasonable best efforts to deliver the Underlying Shares hereunder electronically through the DTC in connection with a resale by the Holder of such shares pursuant to the Registration Statement.
     (b) The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note and issuance of a New Note representing the remaining outstanding principal amount; provided that the cancellation of the original Note shall not be deemed effective until a certificate for such Underlying Shares is delivered to the Holder, or the Holder or its designee receives a credit for such Underlying Shares to its balance account with the DTC through its Deposit Withdrawal Agent Commission System. Upon surrender of this Note following one or more partial conversions, the Company shall promptly deliver to the Holder a New Note representing the remaining outstanding principal amount. The Holder shall deliver the original Note to the Company within thirty (30) days after the conversion of the entire Note hereunder, provided, that the Holder’s failure to so deliver the original Note shall not affect the validity of such conversion or any of the Company’s obligations under this Note, and the Company’s sold remedy for the Holder’s failure to deliver the original Note shall be to obtain an affidavit of lost note from the Holder.
     (c) The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares (other than such limitations contemplated by this Note).
     (d) If by the fifth Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), then the Holder will have the right to rescind such conversion.

     (e) If by the third Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall either (i) pay cash to the Holder (in addition to any other remedies available to or elected by the Holder) in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.
     (f) Each certificate for Underlying Shares shall bear a restrictive legend to the extent and as provided in the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend, shall also bear such legend, unless, in the opinion of counsel for the holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.
     8. Redemption.
     (a) At any time following the 90th Trading Day following the Original Issue Date, the Company shall have the right to repurchase (an “Optional Redemption”) all (but not some only) of the Notes then outstanding at a price equal to 125% of principal and all accrued but unpaid interest due under such Notes (the “Optional Redemption Price”), in cash, provided, that if the aggregate value of the Underlying Shares for which all of the Notes may then be converted (based on the arithmetic average of the Closing Prices on the most recent ten (10) Trading Days prior to the proposed Optional Redemption) exceeds the Optional Redemption Price, then the Company shall have the right to effect the Optional Redemption only if (i) all of the Equity Conditions are satisfied on and at all times during the twenty (20) days preceding the date of the proposed Optional Redemption and (ii) the aggregate number of Underlying Shares issuable on such date does not exceed 100% of the arithmetic average of the Daily Trading Volume for each of the 20 consecutive Trading Days preceding the date of the proposed Optional Redemption. To effect an Optional Redemption the Company must deliver a notice of the Optional Redemption to the Holders at least twenty (10) Trading Days prior the date of the Optional Redemption (the “Optional Redemption Date”), which notice shall state the date of the Optional Redemption Date and the Optional Redemption Price.
     (b) Upon receipt of payment of the Optional Redemption Price by the Holders of Notes, each Holder will deliver the certificate(s) evidencing the Notes redeemed by the Company against payment of the Optional Redemption Price therefor, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Company pursuant to another provision hereof. At any time on or prior to the Optional Redemption Date, the Holder may convert all or any portion of this Note, and the Company shall honor any such conversions in accordance with the terms hereof.

     9. Events of Default.
     (a) “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
          (i) any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Notes, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise), which default continues uncured for a period of five (5) days;
          (ii) the Company or any Significant Subsidiary defaults in any of its covenants or other obligations in respect of (A) any Indebtedness permitted by Section 4.10(a) of the Purchase Agreement, or (B) any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary in an amount exceeding $500,000, whether such Indebtedness now exists or is hereafter created, or any event or circumstance occurs that with notice or lapse of time would constitute such a default, which default has not been cured;
          (iii) the Company or any Significant Subsidiary is in default under any contract or agreement, financial or otherwise, between the Company or any Significant Subsidiary, as applicable, and any other Person and such default involves claimed actual damages in excess of $1,000,000 and either (A) the Company has paid or acknowledged liability for such claim or (B) the other party thereto commences litigation or arbitration proceedings to exercise its rights and remedies under such contract or agreement as a consequence of such default;
          (iv) there is entered against the Company or any Significant Subsidiary and not discharged or stayed (A) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000, or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any Significant Subsidiary;
          (v) any Transaction Document, at any time after the Original Issue Date, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any Transaction Document or any provision thereof; or the Company or any Subsidiary denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Documents;

          (vi) any Security Agreement ceases to give the Agent (as defined in the Security Agreements) the primary benefits thereof, including a perfected, enforceable first priority security interest in, and Lien on, all of the Collateral (as defined therein);
          (vii) the occurrence of a Triggering Event; or
          (viii) the occurrence of a Bankruptcy Event.
     (b) At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of the outstanding principal amount of this Note, at a repurchase price equal to 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Company shall pay the Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note and certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such certificates have been delivered to the Holder).
     (c) Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 9(b) shall immediately become due and payable in full in cash, without any further action by the Holder.
     (d) In connection with any Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right incidental thereto.
     (e) In the event that the Event Price is not paid in cash when due, then, in addition to all other remedies that may be available, the Holder may require the Company to pay the Event Price in shares of Common Stock of the Company, to be issued at 93% of the Current Market Price. In the event the Holder exercises its rights under this paragraph, the Company agrees promptly to take all actions as may be required, including without limitation seeking to obtain shareholder approval if required, in order to comply with its obligations under this paragraph.
     10. Charges, Taxes and Expenses. Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

     11. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 11.
     (a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 11(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 11(a) shall become effective immediately after the effective date of such subdivision or combination.
     (b) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock described in Section 11(a)), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to the date on which holders of Common Stock became entitled to receive such Distributed Property (without giving effect to any limitation on conversion in Section 6(c)).
     (c) Fundamental Changes. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock described in Section 11(a)), or (v) there is a Change of Control (each case in clauses (i) through (v) above, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive (except to the extent previously distributed to the Holder pursuant to Section 11(b)), for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Change (without giving effect to any limitation on conversion in Section 6(c)), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

     (x) this Note shall thereafter entitle the Holder to purchase the Alternate Consideration;
     (y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Note and the other Transaction Documents; and
     (z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.
If, in the case of any Fundamental Change, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Change, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 11(c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change. If any Fundamental Change constitutes or results in a Change of Control, then at the request of the Holder, the Company (or any such successor or surviving entity) will purchase this Note from the Holder for a purchase price, payable in cash within five Trading Days after such request, equal to the greater of (x) 125% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, and (y) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon.
     (d) Subsequent Equity Sales.
          (i) If, at any time while this Note is outstanding, the Company directly or indirectly issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective net price to the Company per share of Common Stock (the “Effective Price”) less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the Effective Price.

For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.
          (ii) If, at any time while this Note is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).
          (iii) The Company shall not issue any Common Stock Equivalents at an Effective Price less than the Conversion Price (as adjusted hereunder to such date) unless prior to such issuance (A) the Holder has consented to such issuance in writing and (B) the Company shall have obtained all necessary shareholder and other approvals, including under the rules or regulations of The NASDAQ Stock Market required for the Conversion Price under this Note to be reduced to such Effective Price.
          (iv) Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock and Common Stock Equivalents made pursuant to the definition of Excluded Stock.
     (e) Calculations. All calculations under this Section 11 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.
     (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 11, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

     (g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary (other than Incentives or pursuant to Incentives), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction.
     12. No Fractional Shares. The Company shall not issue or cause to be issued fractional Underlying Shares on conversion of this Note. If any fraction of an Underlying Share would, except for the provisions of this Section 12, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.
     13. Notices. Any and all notices or other communications or deliveries hereunder (including any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 13.
     14. Miscellaneous.
     (a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the restrictions on transfer set forth herein, this Note may be assigned by the Holder. The Company shall not be permitted to assign this Note absent the prior written consent of the Holder.
     (b) Subject to Section 13(a), nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

     (c) Governing Law; Venue; Waiver Of Jury Trial. all questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the state of new york (except for matters governed by corporate law in the state of maryland), without regard to the principles of conflicts of law thereof. each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of new york, borough of manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. the company hereby waives all rights to a trial by jury.
     (d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.
     (e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.
     (f) In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price (if not otherwise adjusted) shall be amended to appropriately account for such event.
     (g) This Note, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Majority Holders or, in the case of a waiver, by the Majority Holders. Any waiver executed by the Majority Holders shall be binding on the Company and all Holders. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. The restrictions set forth in Section 6(c) and 6(d) hereof may not be amended or waived.
     (h) The Holder shall have no rights as a holder of Common Stock as a result of being a holder of this Note, except as required by law or rights expressly provided in this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

ACE*COMM CORPORATION

By:	/s/ Steven R. Delmar

Name: Steven R. Delmar

Title: Senior Vice President and Chief Financial Officer

[Signature Page to Series A Note]

Schedule 1
FORM OF CONVERSION NOTICE
(To be executed by the registered Holder in order to convert Note)
The undersigned hereby elects to convert the specified principal amount of Senior Secured Convertible Notes (the “Notes”) into shares of common stock, no par value (the “Common Stock”), of ACE*COMM CORPORATION, a Maryland corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal amount of Notes owned prior to conversion

Principal amount of Notes to be converted
(including accrued but unpaid interest thereon)

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Principal amount of Notes owned subsequent to Conversion

Name of Holder

By

Name:
Title:

Schedule 2
CONVERSION SCHEDULE
This Conversion Schedule reflects conversions of the Senior Secured Convertible Notes issued by ACE*COMM CORPORATION

Aggregate Principal Amount
Date of Conversion	Amount of Conversion	Remaining Subsequent to Conversion

Schedule III
Schedule III to Series
A Note
Calendar Quarters
(amounts in 000’s)

	2007	2007	2007	2008	2008	2008	2008
	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	30-Jun	30-Sep	31-Dec	31-Mar	30-Jun	Sep-07	31-Dec
Cash	3,183	1,181	1,937	1,213	304	437	1,701
For all fiscal quarters after December 31, 2008, required cash is cash equal to or exceeding the greater of (i) cash required for the fiscal quarter ending December 31, 2008 as set forth above, and (ii) 80% of the amount of cash applicable to such fiscal quarter pursuant to the Company’s operating plan for such quarter approved by the Company’s Board of Directors.
TNW

Stockholders Equity	(1,106)	(1,940)	(2,620)	(2,669)	(3,537)	(3,327)	(3,046)
less intangibles of:
Goodwill	386	386	386	386	386	386	386
Acquired Intangibles	1,208	967	727	486	298	122	27

TNW @	(2,700)	(3,293)	(3,733)	(3,541)	(4,221)	(3,835)	(3,459)
For all fiscal quarters after December 31, 2008, required Tangible Net Worth is Tangible Net Worth equal to or exceeding the greater of (i) Tangible Net Worth required for the fiscal quarter ending December 31, 2008 as set forth above, and (ii) 80% of the amount of Tangible Net Worth applicable to such fiscal quarter pursuant to the Company’s operating plan for such quarter approved by the Company’s Board of Directors.
EBITDA

Net income (loss)	(1,580)	(972)	(819)	(188)	(1,007)	71	(132)
less:
interest expense	39	118	118	118	118	118	118
depreciation	99	99	99	99	99	99	99
option expense	67	67	54	17	17	17	17
amortization	241	241	241	241	188	177	94

EBITDA @	(1,134)	(447)	(307)	287	(585)	482	196

Required EBITDA	(1,361)	(536)	(368)	230	(702)	386	157

Required Cumulative EBITDA	(1,361)	(1,897)	(2,266)	(2,036)	(2,738)	(2,352)	(2,196)

For all fiscal quarters after December 31, 2008, required EBITDA is EBITDA equal to or exceeding the greater of (i) $1,00, and (ii) 80% of the amount of EBITDA applicable to such fiscal quarter pursuant to the Company’s operating plan for such quarter approved by the Company’s Board of Directors.
For all fiscal quarters through December 31, 2008, the Company shall be deemed to be in compliance with Section 3(f) of this Note if the Cumulative EBITDA requirement is satisfied regardless of whether the EBITDA requirement for such fiscal quarter is satisfied.